EXHIBIT 99.1

.

For Immediate Release

Meridian Bioscience Reports Fourth Quarter and Full-Year Operating Results, Declares Regular Fourth Quarter Cash Dividend, Sets Fiscal 2017 Cash Dividend Rate, and Reaffirms Fiscal 2017 Guidance

GENERAL HIGHLIGHTS

CINCINNATI, November 10, 2016 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

•
reported fourth quarter and full-year fiscal 2016 net revenues of $47.0 million and $196.1 million, respectively, flat and an increase of 1%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter and full-year fiscal 2016 operating income of $8.9 million and $51.4 million, respectively, decreases of 33% and 8%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter fiscal 2016 net earnings of $5.5 million, or $0.13 per diluted share, on a GAAP basis, a 35% decrease compared to the fiscal 2015 fourth quarter.  On a non-GAAP basis, earnings were $5.9 million, or $0.14 per diluted share, a decrease of 30% compared to the fiscal 2015 fourth quarter.  Non-GAAP basis excludes the effect of costs associated with reorganizing the sales and marketing leadership (see non-GAAP financial measure reconciliation);

•
reported full-year fiscal 2016 net earnings of $32.2 million, or $0.76 per diluted share, on a GAAP basis, decreases of 9% and 11%, respectively, compared to fiscal 2015.  On a non-GAAP basis, earnings were $33.9 million, or $0.80 per diluted share, decreases of 5% and 6%, respectively, compared to fiscal 2015.  Non-GAAP basis excludes the effect of costs associated with acquisition activity and reorganizing the sales and marketing leadership (see non-GAAP financial measure reconciliation);

•	declared the regular quarterly cash dividend of $0.20 per share for the fourth quarter of fiscal 2016, (annual indicated rate of $0.80 per share);

•	announced the fiscal 2017 annual indicated cash dividend rate of $0.80 per share, the same as fiscal 2016; and

•	reaffirmed its fiscal 2017 guidance of per share diluted earnings between $0.81 and $0.85 on net revenues of $205 million to $210 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
Net Revenues	$46,998	$47,068	-%	$196,082	$194,830	1%
Operating Income	8,895	13,261	-33%	51,378	56,060	-8%
Net Earnings	5,491	8,467	-35%	32,229	35,540	-9%
Diluted Earnings per Share	$0.13	$0.20	-35%	$0.76	$0.85	-11%
Diluted Earnings per Share
excluding effect of acquisition-
related costs (Q2-16) and sales
and marketing leadership reorgan-
ization costs (see non-GAAP
financial measure reconciliation)	$0.14	$0.20	-30%	$0.80	$0.85	-6%

	September 30,
	2016	2015
Cash and Equivalents	$47,226	$49,973
Working Capital	104,220	104,171
Long-term Debt	54,610	-
Shareholders' Equity	166,472	165,873
Total Assets	251,823	183,282

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "Fiscal 2016 year-end results finished as previewed in our October 18, 2016 pre-announcement.  As discussed previously, strong revenue growth was reported in several key business units including +8% performance from our core, non-molecular life science business, plus two quarters of revenue contribution from the recently acquired Magellan Diagnostics operation, both of which continue to perform quite well.  Offsetting these positive results were disappointing outcomes due to essentially flat revenues in our EMEA diagnostics regions (constant currency) and low-single-digit growth in our molecular life science business (constant currency).  Additionally, due to multiple competing technology platforms, plus generic competition in several legacy product lines, core diagnostics revenues in the Americas declined by 8%.  Our response, which was initiated during fiscal 2016, included key changes in sales and marketing leadership, a strengthened focus on contributions from our Latin American and Pacific Rim market geographies, accelerated new product development and leveraging the synergies available through Magellan Diagnostics.

"Our guidance for fiscal 2017 is now published. We believe these projections are reasonable, and will prove to be realistic, with quarter-to-quarter results supporting our expectations. Our core diagnostics unit will continue to focus on providing a total solution to diagnostic challenges, largely led by our simple and rapid illumigene® molecular platform.  illumigene has over 1,500 customers, and since our last report, more than 65 new assays were adopted by our customers.  The illumigene product line now includes ten tests and we expect 3-4 new tests to be introduced over the next 18 months, including tests for insect vector pathogens as well as infectious agents that are important in managing post-natal complications.  It is important to recognize that Meridian has growth drivers that are broad and globally diverse. In addition, over the past two years we have built strength in our H. pylori product line with the launch of new rapid tests and a revolutionary approach in combining diagnosis and drug resistance.  Success for our core diagnostics unit will be based upon continued expansion of our illumigene molecular menu which will allow maximum leverage of our large installed base; maintaining our strong H. pylori franchise and managing any decline from our older legacy lines.

"The Meridian Life Science units enter fiscal 2017 with good momentum and mid-single-digit revenue growth is expected. Over the past several years, the Life Science business has expanded rapidly in the Pacific Rim markets, especially China.  It is apparent that our new Life Science customers in China are demanding the quality and consistency of Meridian's sophisticated raw materials.  The Life Science units are defined by the breadth of product lines and their ability to address expanded markets including academic and private research, agriculture and food science along with global opportunities.

"Finally, Magellan Diagnostics, acquired in March 2016, has exceeded our expectations in satisfying the demand for testing children for elevated blood lead levels.  The focus on this topic is expected to continue as the impact of elevated levels continues to be recognized as an important cause of developmental issues in young children.  Recently, we have introduced the Magellan products to the global markets with a very positive response.  This business unit is expected to report low-double-digit organic growth in fiscal 2017 with the potential for upside performance.

"Our financial condition is strong and we remain committed to using our leverage to seek complementary acquisitions."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the fourth quarter ended September 30, 2016.  The dividend is of record November 21, 2016 and payable December 1, 2016.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.20 per share for fiscal 2017, an annual indicated dividend rate of $0.80 per share, the same as the rate in fiscal 2016.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions.

FISCAL 2017 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2017, management expects net revenues to be in the range of $205 million to $210 million and per share diluted earnings to be between $0.81 and $0.85.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.4 million at fiscal 2016 year end to approximately 42.6 million at fiscal 2017 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2017.

FINANCIAL CONDITION

The Company's financial condition is sound.  At September 30, 2016, current assets were $126.8 million compared to current liabilities of $22.6 million, resulting in working capital of $104.2 million and a current ratio of 5.6.  Cash and equivalents were $47.2 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank revolving credit facility.  The Company's bank-debt obligations, all of which relate to the acquisition of Magellan, totaled $58.4 million as of September 30, 2016.

FOURTH QUARTER AND FISCAL 2016 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2016 and fiscal 2015.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net revenues	$46,998	$47,068	$196,082	$194,830
Cost of sales	17,275	17,275	68,295	72,948
Gross profit	29,723	29,793	127,787	121,882

Operating expenses
Research and development	3,759	2,920	13,815	12,605
Selling and marketing	8,133	6,856	29,871	25,601
General and administrative	8,259	6,756	30,565	27,616
Acquisition-related costs	-	-	1,481	-
Sales and marketing leadership
reorganization costs	677	-	677	-
Total operating expenses	20,828	16,532	76,409	65,822

Operating income	8,895	13,261	51,378	56,060
Other income (expense), net	(143)	(123)	(734)	(997)
Earnings before income taxes	8,752	13,138	50,644	55,063
Income tax provision	3,261	4,671	18,415	19,523
Net earnings	$5,491	$8,467	$32,229	$35,540

Net earnings per basic common share	$0.13	$0.20	$0.77	$0.85
Basic common shares outstanding	42,086	41,739	42,010	41,659

Net earnings per diluted common share	$0.13	$0.20	$0.76	$0.85
Diluted common shares outstanding	42,480	42,121	42,393	42,012

The following table sets forth the unaudited segment data for the interim and annual periods in fiscal 2016 and fiscal 2015 (in thousands).

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net revenues
Diagnostics	$34,936	$34,817	$145,114	$146,114
Life Science	12,062	12,251	50,968	48,716
	$46,998	$47,068	$196,082	$194,830
Operating Income
Diagnostics	$6,790	$10,386	$38,202	$44,136
Life Science	1,911	2,912	12,997	12,057
Eliminations	194	(37)	179	(133)
	$8,895	$13,261	$51,378	$56,060

NON-GAAP FINANCIAL MEASURES
In this press release, we have provided information on net earnings, basic earnings per share and diluted earnings per share excluding the effect of costs associated with acquisition activity and the reorganization of our sales and marketing leadership.  We believe this information is useful to an investor in evaluating our performance because:
1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to acquisition activity and reorganizing our sales and marketing leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the acquisition and sales and marketing leadership reorganization activity noted above, in the tables below for the fourth quarters and full-year fiscal years ended September 30, 2016 and September 30, 2015.

FOURTH QUARTER AND FISCAL YEAR
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Net Earnings -
U.S. GAAP basis	$5,491	$8,467	$32,229	$35,540
Acquisition-related costs	-	-	1,233	-
Sales & Marketing Leadership Reorganization	431	-	431	-
Adjusted Earnings	$5,922	$8,467	$33,893	$35,540

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.13	$0.20	$0.77	$0.85
Acquisition-related costs	-	-	0.03	-
Sales & Marketing Leadership Reorganization	0.01	-	0.01	-
Adjusted Basic EPS	$0.14	$0.20	$0.81	$0.85

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.13	$0.20	$0.76	$0.85
Acquisition-related costs	-	-	0.03	-
Sales & Marketing Leadership Reorganization	0.01	-	0.01	-
Adjusted Diluted EPS	$0.14	$0.20	$0.80	$0.85

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property.  Meridian relies on proprietary, patented and licensed technologies. As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K, and our other periodic filings with the Securities and Exchange Commission, contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agribio industries engaged in research and by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agribio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
John A. Kraeutler
Chairman, Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com

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